PROSPECTUS      Pricing Supplement No's. 3558 and 3559
Dated October 7, 1999      Dated September 7, 2000
PROSPECTUS   SUPPLEMENT    Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No. 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      ( Fixed Rate Notes)

Trade Date:    Tranche A:     September 6, 2000
               Tranche B:     September 7, 2000

Settlement Date (Original Issue Date) :  September 11, 2000

Maturity Date: September 11, 2003

Principal Amount (in Specified Currency):
                              Tranche A:  USD 750,000,000.00
                              Tranche B:  USD 750,000,000.00

Price to Public (Issue Price): Tranche A: 99.778%
                               Tranche B: 99.768%

Agent's Discount or Commission:    Tranche A:     0.225%
                                   Tranche B:     0.225%

Net   Proceeds   to   Issuer: Tranche A:USD$746,647,500.00
                              Tranche B:USD$746,572,500.00

Interest Rate Per Annum:  6.75%

Interest Payment Date(s):

March 11  and September 11 of each year commencing March 11,
       2001 (each period from and including an Interest Payment Date or the Original Issue Date as the case may be, to but excluding the next succeeding Interest Payment date is referred to herein as an "Interest Period").

Form of Notes:

X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962GVF8
ISIN Number:   US36962GVF89
Common Code:   011768016

                                  (Fixed Rate
            Page2  Pricing  Supplement No.'s 3558 and 3555
                     Dated September 7, 2000
                            Rule 424(b)(3)-Registration Statement
                            No. 333-87367

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH  ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Repayment, Redemption and Acceleration
                                   Initial Redemption  Date:
                                   N/A
  Initial Redemption Percentage:             N/A
   Optional Repayment Date:       Not applicable (N/A)
  Annual Redemption Percentage Reduction:    N/A
  Modified Payment Upon Acceleration:        N/A

Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated December 17, 1999.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:
  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:
  Currency Base Rate:  N/A
  Determination Agent:  N/A
                              (Fixed Rate Notes)
                                Page 3
                           Pricing Supplement No.'s 3558 and 3559
                           Dated September 7, 2000
                           Rule 424(b)(3)-Registration Statement
                           No. 333-87367
Additional Terms

Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid on the basis of a year of 360 days consisting of twelve 30-day months. As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

Additional Information:

   General.

  At July 1, 2000, the Company had outstanding indebtedness totaling $189.429 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at July 1, 2000 excluding subordinated notes payable after one year was equal to $188.732 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information  contained in the Prospectus  under  the
   caption   "Consolidated  Ratio  of  Earnings   to   Fixed
   Charges" is hereby amended in its entirety, as follows:

                                                  Six Months
                                                      ended
     Year      Ended      December      31,       July 1, 2000
     1995       1996     1997      1998    1999
     1.51       1.53     1.48      1.50    1.60     1.61
For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and
fixed  charges.   Fixed  charges  consist  of  interest  and
discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.











                              (Fixed Rate Notes)
                                Page 4
                            Pricing  Supplement No.'s 3558 and 3559
                           Dated September 7, 2000
                           Rule 424(b)(3)-Registration Statement
                           No. 333-87367

Recent Development:

     On May 25, 2000, the Board of Directors of the Company adopted resolutions approving the reincorpration and change of domicile of the Company from New York to
     Delaware. This reincorporation is currently expected to occur in the fourth quarter of 2000.

Plan of Distribution:

  The Notes are being purchased by Salomon Smith Barney Inc. and Deutsche Bank Alex. Brown (collectively, the "Underwriters"), as principal, at Tranche A: 99.778% and Tranche B: 99.768% of the aggregate principal amount less an underwriting discount equal to Tranche A: 0.2250% and Tranche B: 0.2250% of the principal amount of the Notes.

  On September 6, 2000, the Company agreed to issue $750,000,000 principal amount of Notes. The Underwriters created a substantial short position. The Company was under no obligation to issue additional Notes to cover the Underwriters' short position.

  On September 7, 2000, the Company reopened the offering and agreed to issue $750,000,000 additional principal amount of Notes. The Underwriters may use such additional Notes to cover previously created short positions.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.